Exhibit 3(c)

                           CERTIFICATE OF DESIGNATION

                                       of

                      SERIES D CONVERTIBLE PREFERRED STOCK

                                       of

                                DIVERSIFAX, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                      ------------------------------------

      Diversifax, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on May 23, 1997:

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board") in accordance with the provisions of the Certificate of Incorporation, the Board hereby creates a series of preferred stock of the Corporation, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

      Section 22. Designation and Amount. The shares of such series shall be designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be One Thousand Five Hundred (1,500). Such number of shares may be increased or decreased by resolution of the Board; provided, however, no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants for, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series D Preferred Stock. The stated value of each share of Series D Preferred Stock shall be $1,000.

      Section 23. Dividends.

                  a. Subject to the limitations set forth below, the holders of the Series D Preferred Stock shall be entitled to receive, from funds of the Corporation legally available therefor pursuant to the General Corporation Law of the State of Delaware (the "Legally Available Funds"), a six percent (6%) cumulative dividend on each share of Series D Preferred Stock for the period that such share of Series D Preferred Stock is outstanding (the "Period"), determined by multiplying sixty dollars ($60) times a fraction, the numerator of which is the number of days in the Period and the denominator of which is 365.

                  b. Subject to the limitations set forth herein and by applicable state law, dividends on each share of Series D Preferred Stock shall be due and payable on or before the fifth business day following the Conversion Date (as defined below) with respect to such share or the Anniversary Date (as defined below), whichever is applicable,


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and shall paid to the holder of record of such share as such holder appears on the stock register of the Corporation on the Conversion Date with respect to such share or the Anniversary Date, whichever is applicable.

                  c. Dividends on shares of Series D Preferred Stock shall be fully cumulative and shall accrue without regard to whether or not such dividends have been declared and whether or not there are any Legally Available Funds available for the payment of dividends.

                  d. Dividends on the shares of Series D Preferred Stock shall be payable in cash, common stock of the Corporation, $0.001 par value per share (the "Common Stock"), or any combination thereof, as determined by the Board. Any Common Stock so issued as a dividend shall be deemed to have a value equal to the average closing bid prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (or on the principal national securities exchange on which the Common Stock is admitted to trading or listed or, if not listed or admitted to trading on NASDAQ or a national securities exchange, as reported by the National Quotation Bureau, Inc. or other similar organization) for the five (5) trading days immediately prior to the date such dividend is payable.

                  e. No share of Series D Preferred Stock shall be entitled to participate with respect to any dividend (in any form) declared, accrued, or paid on any other class, or series thereof, of the capital stock of the Corporation.

      Section 24. Conversion.

                  a. Subject to the provisions of Sections 3c and 4 below, the holder of any share or shares of Series D Preferred Stock shall have the right, without the payment of any additional consideration, to convert any share of Series D Preferred Stock held by such holder into that number of fully paid and non-assessable shares of Common Stock as is determined by dividing $1,000 by the Conversion Price. As used herein, the Conversion Price shall mean the lesser of
(i) a price equal to 80% of the Average Bid Price (as hereinafter defined), and
(ii) the Applicable Price (as defined below); provided, however, in no event shall the Conversion Price be less than $0.60, subject to adjustment as provided in Section 3 hereof (the "Floor Price"). Each conversion shall be effected by surrendering to the Corporation the stock certificate or certificates for the Series D Preferred Stock to be converted, accompanied by a written notice of such holder's election to convert his share(s) of Series D Preferred Stock into Common Stock and the number of whole shares of Series D Preferred Stock to be so converted (the "Conversion Notice"). Promptly after receipt of such stock certificate or certificates and the Conversion Notice, the Corporation shall issue and deliver to such holder a stock certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. As used herein, Average Bid Price shall mean the average of the closing bid prices for the Common Stock as reported on NASDAQ (or on the principal national securities exchange on which the Common Stock is admitted to trading or listed or, if not listed or admitted to trading on NASDAQ or a national securities exchange, as reported by the National Quotation Bureau, Inc. or other similar organization) for the five (5) trading days immediately preceding the date upon which the holder sends, by facsimile transmission or otherwise, the Conversion Notice to the Corporation at its executive offices (the "Conversion Date"). As used herein, the Applicable Price shall mean, subject to adjustment as provided in
Section 3 hereof, $2.25 per share for one-third of the shares of Series D Preferred Stock, $2.50 per share for the next one-third of the shares of Series D Preferred Stock, and $2.75 per share for the balance of the shares of Series D Preferred Stock. Each certificate evidencing shares of Series D Preferred Stock shall bear a legend identifying the Applicable Price with respect to such shares.

                  b. Subject to Section 4 hereof, any shares of Series D Preferred Stock outstanding on the third anniversary of the date on which the Series D Preferred Stock was first issued by the Corporation (the "Anniversary


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Date") automatically shall be converted into Common Stock on the same basis as the holder of such shares of Series D Preferred Stock may convert such shares pursuant to Section 3a above. The Corporation shall not be obligated to deliver the certificate(s) evidencing such shares of Common Stock unless the certificate(s) evidencing the Series D Preferred Stock so converted are delivered to the Corporation.

                  c. The shares of Series D Preferred Stock may be converted as provided herein only after a registration statement (the "Registration Statement") covering the resale of the shares of Common Stock underlying the Series D Preferred Stock (the "Underlying Shares") has been declared effective under the Securities Act of 1933, as amended (the "Act"), or at such time as the Underlying Shares may be sold without registration under the Act in compliance with Rule 144 promulgated under the Act.

                  d. (1) If the Corporation shall, at any time or from time to time, declare and pay to the holders of Common Stock a dividend in shares of Common Stock, or the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Floor Price, the Applicable Price, and the Redemption Trigger Price (as defined below) each shall be adjusted so that the same shall equal the price determined by multiplying the Floor Price, the Applicable Price, and the Redemption Trigger Price, as the case may be, in effect immediately prior to the happening of such event by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to the happening of such event and the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after the happening of such event. Such adjustment shall become effective immediately after the opening of business of the day following the record date, in the event of a stock dividend, or the day upon which the subdivision or combination becomes effective, as the case may be.

                     (2) If the Corporation shall, at any time or from time to time after the date on which the Series D Preferred Stock was first issued by the Corporation, make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation, including a distribution of evidence of indebtedness of the Corporation, other than shares of Common Stock, then, and in each such event, provision shall be made by the Corporation so that the holders of shares of Series D Preferred Stock shall receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of those securities of the Corporation that such holders would have received had their shares of Series D Preferred Stock been converted on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period.

                      (3) If the shares of Common Stock issuable upon the conversion of shares of Series D Preferred Stock shall be changed into the same or any different number of shares of any class or any series of any class of capital stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for in Section 8 hereof), then, and in each such event, the holder of shares of Series D Preferred Stock shall have the right thereafter to convert such shares of Series D Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change.

                  e. At all times, the Corporation shall reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of the Series D Preferred Stock as herein


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provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all of the shares of the Series D Preferred Stock at the time outstanding.

                  f. No fractional shares of Common Stock shall be issued. In lieu of the issuance of any fractional share of Common Stock that would, but for the foregoing, be issued to a holder of Series D Preferred Stock on conversion thereof, the Corporation shall pay to such holder, in cash, the value of such fractional share, which value shall be based upon the closing sale price of the Common Stock as reported on NASDAQ (or on the principal national securities exchange on which the Common Stock is admitted to trading or listed or, if not listed or admitted to trading on NASDAQ or a national securities exchange, as reported by the National Quotation Bureau, Inc. or other similar organization) for the trading day immediately preceding the effective date of such conversion.

      Section 25. Redemption.

                  a. If, on any Conversion Date or the Anniversary Date, the Fair Market Value of the Common Stock (as defined below) is, subject to adjustment as provided in Section 3 hereof, $1.00 or less (the "Redemption Trigger Price"), then the Corporation, at its sole option and in lieu of the conversion, may elect to redeem, in cash, any or all of the Series D Preferred Stock submitted for conversion or to be automatically converted on such date (the "To Be Converted Shares") for an amount equal to the sum of (1) $1,200 for each share of Series D Preferred Stock so redeemed, plus (2) all accrued but unpaid dividends, if any, on each share of Series D Preferred Stock so redeemed.

                  b. If, pursuant to Section 4a hereof, the Corporation desires to redeem some, but not all, of the To Be Converted Shares, then the Corporation shall redeem a pro-rata amount from each holder of the To Be Converted Shares.

                  c. The Corporation shall effect each such redemption by giving the holder notice (the "Redemption Notice") of its election to redeem within three (3) business days following the Conversion Date or the Anniversary Date, as the case may be. In addition, the Redemption Notice shall indicate whether the Corporation will redeem all or part of the To Be Converted Shares.

                  d. Each holder whose Series D Preferred Stock is being redeemed pursuant to this Section 4 shall send (if not already sent) the certificates evidencing their Series D Preferred Stock to be redeemed to the Corporation, and the Corporation promptly shall pay the applicable redemption price to such holder. The Corporation shall not be obligated to deliver the redemption price unless the certificate(s) evidencing the Series D Preferred Stock so redeemed are delivered to the Corporation.

                  e. As used in Section 4a, the term Fair Market Value per share of Common Stock on a particular day shall mean (i) the last sale price of the Common Stock on such day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices on such day, on NASDAQ (or on the principal national securities exchange on which the Common Stock is admitted to trading or listed), (ii) if not listed or admitted to trading on NASDAQ or a national securities exchange, the average of the highest reported bid and lowest reported asked prices on such day as reported by the National Quotation Bureau, Inc. or other similar organization, or (iii) if no such market price information is so available, the fair market price of the Common Stock as reasonably determined by the Board.

      Section 26. Voting Rights. Except as required by applicable law, the holders of shares of Series D Preferred Stock shall not have the right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of the Corporation's stockholders.


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      Section 27. Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

      Section 28. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series D Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of indebtedness, but before any distribution of assets is made to holders of Common Stock or to holders of any other class of stock of the Corporation ranking junior to the Series D Preferred Stock upon liquidation, liquidating distributions on each share of Series D Preferred Stock held by such holder in the per share amount of $1,000 plus all dividends accrued and unpaid, if any, on each such share pursuant to Section 2 hereof (the "Liquidation Preference"). If, upon any liquidation, dissolution, or winding up of the Corporation, the amounts payable with respect to the Series D Preferred Stock or any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series D Preferred Stock are not paid in full, the holders of the Series D Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series D Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

      Section 29. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then, in any such case, the Corporation, as a condition precedent to such transaction, shall cause effective provisions to be made so that each holder of Series D Preferred Stock then outstanding shall have the right, by converting such share(s) of Series D Preferred Stock, to acquire the kind and amount of shares of stock, securities, cash and/or other property receivable upon such consolidation, merger, combination or other transaction by a holder of the number of shares of Common Stock which might have been acquired upon conversion of such Series D Preferred Stock immediately prior to such consolidation, merger, combination, or other transaction.

      Section 30. No Redemption. Except as set forth in Section 4 hereof, the shares of Series D Preferred Stock shall not be redeemable.

      Section 31. Amendment. This Certificate of Designation shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a single class.

      RESOLVED, FURTHER, that the appropriate officers of the Corporation hereby are authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President & Chief Executive Officer this 27th day of May, 1997.

                                           /s/ Dr. Irwin A. Horowitz
                                          -------------------------------------
                                          Dr. Irwin A. Horowitz, President and
                                           Chief Executive Officer


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